Exhibit 10.4
SEVERANCE COMPENSATION AGREEMENT
          This Agreement is effective as of the date it is signed by both Novelis Inc., a Canadian corporation (the “Company”), and                      (“Executive”).
          WHEREAS, the Company’s Board of Directors has determined that it is in the best interest of the Company’s shareholders to reinforce and encourage the continued attention and dedication of members of the Company’s management, including Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the termination of Executive’s employment other than for Cause; and
          WHEREAS, this Agreement sets forth the payments and other benefits to which Executive will be entitled upon certain conditions if the Company terminates Executive’s employment other than for Cause.
          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth below, it is hereby agreed as follows:
1.	Severance and Other Termination Benefits
Executive shall be entitled to severance and other benefits if the Company terminates Executive’s employment other than for Cause defined as follows:
“Cause” means only (i) Executive’s conviction of any crime (whether or not involving the Company) constituting a felony in the applicable jurisdiction; (ii) willful and material violation of the Company’s policies, including, but not limited to, those relating to sexual harassment and confidential information; (iii) willful misconduct in the performance of Executive’s duties for the Company; or (iv) willful failure or refusal to perform Executive’s material duties and responsibilities which is not remedied within ten (10) days after written demand from the board of directors to remedy such failure or refusal.
Executive’s right to receive severance and benefits shall be subject to the terms and conditions of the Company’s release from and waiver by Executive of claims, non-compete agreement and non-solicitation agreement for executive employees. No payments or benefits shall be paid unless Executive executes such release and waiver of claims, non-compete agreement and non-solicitation agreement. The release shall not release Executive’s right to receive indemnification and defense from the Company for any claims arising out of the performance of Executive’s duties on behalf of the Company. Termination of employment due to Cause, Death, Disability or Retirement at any time shall not give rise to any rights to compensation.
(a) Severance Pay. The Company shall pay a lump sum cash amount equal to: [A x (B)] – C, where
“A” equals a multiplier of 1.5
“B” equals Executive’s annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified and non-qualified plans of the Company) determined at the rate in effect as of the date of such termination of employment;

“C” equals the amount of severance payments, if any, paid or payable to Executive by the Company other than pursuant to this Agreement; it being expressly understood that the purpose of this deduction is to avoid any duplication of payments to Executive.
(b) Other Benefits.
(i) If Executive is not eligible for retiree medical benefits and is covered under the Company’s group health plan at the time of Executive’s termination of employment, the Company shall pay an additional lump sum cash amount for the purpose of assisting Executive with the cost of post-employment medical continuation coverage equal to: (C x M) / (1 – T), where
“C” equals the full monthly COBRA premium (or equivalent) charged for coverage under the Company’s group medical plan at Executive’s then current level of coverage;
“M” equals twelve (12) months; and
“T” equals an assumed tax rate of 40%.
(ii) To the extent available, Executive shall be entitled to continue coverage under the Company’s group life plan for a period of twelve (12) months at Executive’s pre-termination level of coverage.
(iii) Executive shall be entitled to twelve (12) months of additional credit for benefit accrual and contribution allocation purposes including credit for age, service and earnings prorated over twelve (12) months under the Company’s tax-qualified and non-qualified pension, savings or other retirement plans; provided that if applicable provisions of tax code prevent payment in respect of such credit under the Company’s tax-qualified plans, such payments shall be made under the Company’s non-qualified plans.
(iv) To the extent Executive is not already fully vested under the Company’s tax-qualified and non–qualified retirement pension, savings and other retirement plans, Executive shall become 100% vested under such plans; provided that if applicable provisions of the Code prevent accelerated vesting under the Company’s tax-qualified plans, an equivalent benefit shall be payable under the Company’s non-qualified plans.
Notwithstanding the foregoing provisions of this paragraph 1 or any other provision in this Agreement, if Executive is a “specified employee” within the meaning of Code Section 409A, then all payments under this Agreement shall be delayed for a period of six (6) months to the extent required by Section 409A.
Should Executive decide to voluntarily separate from the company Executive will have to give the company a three (3) month notice and will not be entitled to any of the payments in this paragraph 1.
2.	Code Section 409A
To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the applicable U.S. Treasury regulations and other interpretative guidance issued thereunder, including without limitation any regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of the Agreement to the contrary, the Company may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions, that the Company determines is necessary or appropriate to exempt the Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided hereunder, or to comply with the requirements of Section 409A and related U.S. Treasury guidance, as long as such changes do not reduce the overall compensation.
3.	Confidential Information.
Executive agrees not to disclose during the term hereof or thereafter any of the Company’s confidential or trade secret information, except as required by law. Executive recognizes that Executive shall be employed in a sensitive position in which, as a result of a relationship of trust and confidence, Executive will have access to trade secrets and other highly confidential and sensitive information.
Executive further recognizes that the knowledge and information acquired by Executive concerning the Company’s materials regarding employer/employee contracts, customers, pricing schedules, advertising, manuals, systems, procedures and forms represent the most vital part of the Company’s business and constitute by their very nature, trade secrets and confidential knowledge and information. Executive hereby stipulates and agrees that all such information and materials shall be considered trade secrets and confidential information. If it is at any time determined that any of the information or materials identified in this Section are, in whole or in part, not entitled to protection as trade secrets, they shall nevertheless be considered and treated as confidential information in the same manner as trade secrets, to the maximum extent permitted by law. Executive further agrees that all such trade secrets or other confidential information, and any copy, extract or summary thereof, whether originated or prepared by or for Executive or otherwise coming into Executive’s knowledge, possession, custody, or control, shall be and remain the exclusive property of the Company.
4.	Non-Competition
4.1	Competing Entities: In this Agreement, “Competing Entities” includes any entity whose major business operations consist of manufacturing or recycling of aluminum, alumina, or downstream rolled aluminum products.

4.2	Competitive Activities: Executive covenants and agrees that, while employed with the Company and for eighteen months thereafter, Executive shall not, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, consultant, director, shareholder, lender or otherwise:
(a)	be engaged actively in or by any Competing Entities in order to provide products or services similar to the products and services provided by the Company;

(b)	have any financial or other interest including, without limitation, an interest by way of royalty or other compensation arrangements, in or in respect of any Competing Entities, excluding the ownership of not more than 5% of the issued shares of any such Competing Entities, the shares of which are listed on a recognized stock exchange or traded in the over-the-counter market; or

(c)	advise, lend money to or guarantee the debts or obligations of any Competing Entities.
5.	Non-Solicitation
5.1	Customers and Suppliers: Executive covenants and agrees that, while employed with the Company and for 18 months thereafter, Executive will not, in any manner, directly or indirectly, by any means, in any capacity, in order to direct away from the Company, approach, solicit, or contact any customers or suppliers of the Company who have actively done business with the Company in the preceding 18 months, or any prospective customer or supplier that the Company approached, solicited or contacted in the preceding 18 months, or attempt to do any of the foregoing, in order to offer or obtain services or products that compete with the business of the Company (or any material part thereof) as conducted at the time of the cessation of the Executive’s employment or during the twelve-month period prior to such date or contemplated to be carried on in its most recent annual business plan.

5.2	Employees: Executive covenants and agrees that, while employed with the Company and for 18 months thereafter, Executive will not induce or solicit, or attempt to induce or solicit, or assist any person to induce or solicit, any management or higher employee, contractor or advisor of the Company, or assist or encourage any management or higher employee, contractor or advisor of the Company, to accept employment, or engagement elsewhere that competes with the business of the Company (or any material part thereof) as conducted at the time of the cessation of Executive’s employment or any other business conducted by the Company during the twelve-month period prior to such date or contemplated to be carried on in its most recent annual business plan.
6.	Withholding.
Taxes resulting from any benefits received under this Agreement are for the account of the Executive. The Company may withhold from any benefits payable under this Agreement all applicable taxes and other amounts as shall be required pursuant to any law or governmental regulation or ruling.
7.	Non-Bindinq Arbitration; Claim Venue.
Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be subject to non-binding arbitration before either party may seek any other legal recourse. Any such arbitration shall take place in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association. Each party further submits to the exclusive jurisdiction of the Georgia state courts and the United States District Court for the Middle District of Georgia (Atlanta, Georgia) and irrevocably waives, to the fullest extent permitted by law, any objections that either party may now or hereafter have to the aforesaid venue, including without limitation any claim that any such proceeding brought in either such court has been brought in an inconvenient forum, provided however, this provision shall not limit the ability of either party to enforce the other provisions of this Section.
8.	Not an Employment Contract.
All the information in this Agreement, including eligibility for participation in compensation and benefit plans, is subject to the terms of the applicable plan documents and policies, which are subject to change during the normal course of Company business. Except as otherwise provided in a separate written agreement signed by an individual duly authorized to enter into such agreement on behalf of the Company, Executive’s employment at Company is “at-will” and either Executive or Company may decide to terminate the employment relationship at any time and for any reason, except as provided by law or such separate agreement. The terms of this Agreement, therefore, do not and are not intended to create either an express or implied contract of employment with Company for any particular duration.
9.	Successors and Assigns.
The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.
10.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.
10.1 Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after Executive’s termination of employment, or otherwise.
10.2 The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan or arrangement providing retirement benefits or health, life, disability or similar welfare benefits.
11.	Sole Agreement.
This Agreement represents the entire agreement between the parties with respect to the matters contemplated herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
12.	Validity.
The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13.	Headings.
The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
14.	Governing Law.

This Agreement shall be governed by, and shall be construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Georgia.
THIS CONTRACT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

NOVELIS INC.

By:

Date:

EXECUTIVE

By: